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                                                                   EXHIBIT 99.1
CEREUS TECHNOLOGY PARTNERS, INC.
Contact:
Juliet Reising, (678) 597-2367
jreising@cereus.net

ELTRAX SYSTEMS, INC.
Contact:
Investor Contact
Jennifer L. Pepper, (678) 589-3579
jennifer.pepper@eltrax.com


                        CEREUS AND ELTRAX AGREE TO MERGE

      COMBINATION CREATES A MAJOR E-SOLUTIONS FULL SERVICE PROVIDER (FSP)

ATLANTA, GEORGIA - JUNE 13, 2000 .... Cereus Technology Partners, Inc. (OTC:
CEUS), a total solutions provider of e-business and B2B applications, and Eltrax Systems, Inc. (NASDAQ-NMS: ELTX), an integrated e-solutions and applications service provider, announced today that they have signed a definitive agreement to merge the two companies. Both firms are based in Atlanta and pursue similar market opportunities with complementary business strategies.

Cereus is led by Steve Odom, the former Chairman and CEO of World Access (NASDAQ-NMS: WAXS). In his short tenure with Cereus, Odom has assembled an experienced and proven management team that includes President and COO James Logsdon, a former Senior VP/GM at GTE, and CFO Juliet Reising, former CFO of Mindspring Enterprises, Inc. The Cereus management team will hold the same positions with the combined company. William O'Reilly, current Chairman and CEO of Eltrax, will become Chairman of the nine-member board of the combined company made up by Odom, Logsdon, Reising, Amy Newmark, Max Bobbitt, Gary Heck and Joseph Wright, (all current Cereus board members) O'Reilly and Stephen Raville (both current Eltrax board members).

O'Reilly stated, "We are very excited about this combination with Cereus because it significantly accelerates the business plans for both companies. I served on the board of World Access and am confident in Steve's abilities. During the four years that Steve was with World Access, its annualized revenues grew from $15 million to $700 million. Combining Cereus' management team with our talented group of individuals will create an explosive force in the e-solutions and FSP space."

Odom stated, "Eltrax has tremendous strengths and core competencies in ASP applications, managed network services and customer care. They have a state of the art Network Operating Center (NOC), extensive 24x7 customer support and unique depth in middle management, marketing and sales. Combining our strength in front


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Eltrax and Cereus Agree to Merge / June 13, 2000 / Page 2


and back office development and integrated solutions with the strengths of Eltrax will result in a formidable entity in B2B e-commerce FSP solutions.

Summary of Merger Terms:

         - The merger will be structured as a tax-free reorganization and accounted for as a purchase.

         - Each Cereus share will be converted into 1.67 shares of Eltrax, subject to adjustment for the sale of certain assets of Eltrax's hospitality business.

         - Cereus will invest up to $5 million in Eltrax in the form of convertible subordinated note prior to closing.

         - The closing is conditioned on Cereus having approximately $12-13 million of cash at closing and on Cereus and Eltrax raising an additional $20 million in new cash through additional equity and/or the sale of some or all of Eltrax hospitality business.

         - As part of the transaction, Cereus will provide interim management services to Eltrax prior to the closing of the merger.

         - The transaction is subject to approval by the shareholders of both companies and other customary conditions and regulatory approvals and is estimated to take about 90 days to close.

A conference call will take place on Wednesday, June 14 at 10 a.m. (EST) to discuss the merger. The call will be simulcast over the Internet and made available for replay at www.eltrax.com, www.cereus.net and www.streetevents.com.

About Cereus:

Cereus is an end-to-end solutions provider of e-business and B2B technologies, including eBusiness strategy, web design/development, application integration, network consulting and hosting. Cereus delivers its solutions through the most effective delivery method available - whether at the customer's location, as an ASP, or through outsourcing.

Cereus helps its customers transform their businesses for the new economy. In many cases, Cereus becomes the customer's IT department by providing end-to-end solutions, including communications and data services. Additional information can be accessed on the World Wide Web at www.cereus.net.

About Eltrax:

Eltrax is a full service application service provider that plans, builds and runs the technology that high-growth businesses need to take care of their internal and external customers. Eltrax offers application service provider services, including


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Eltrax and Cereus Agree to Merge / June 13, 2000 / Page 3


Web-based customer relationship management (CRM), ASP service, and iMessaging(TM), an e-mail and collaboration application.

Eltrax is headquartered in Atlanta, Georgia, and is continually expanding its portfolio of services to new offices, business partners and agents worldwide. For more information, visit the Eltrax Web site at http://www.eltrax.com.

                                    * * * *

Eltrax and Cereus will be filing a joint proxy statement/ prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, the joint proxy statement/prospectus will be made available for free to the shareholders of Eltrax and Cereus. READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Eltrax and its directors, executive officers and certain other members of management and employees may be soliciting proxies from Eltrax shareholders in favor of the merger. Cereus and its directors, executive officers and certain other members of management and employees may be soliciting proxies from Cereus shareholders in favor of the merger. Information concerning the participants in the proxy solicitation will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

Note Regarding Forward Looking Statements

This news release contains forward-looking statements. These statements include statements regarding the period following completion of the merger. Words such as "intend," "believe," "expect," "plans" and words and terms of similar substance identify forward looking statements. All forward looking statements are subject to various risks, uncertainties and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the market's difficulty in valuing the combined company's business model, the failure to realize the anticipated benefits of the merger, competition, management's ability to manage the combined company's growth, the ability to deliver new products and services to the market on time, the inability to accurately predict future revenues of the combined company and other risks to be detailed in the joint proxy statement/prospectus to be filed with the SEC in connection with this transaction. Additional risks and uncertainties related to the current businesses of the two parties can be found in Cereus' and Eltrax's filings with the SEC. The forward-looking statements in this new release represent Cereus' and Eltrax's judgment as of the date of this release. Cereus and Eltrax disclaim any intent or obligation to update these forward-looking statements.